Exhibit 24(b)(4.3)

ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract or Certificate, if applicable, is hereby endorsed as follows:

1.
The Loan Account provision is added to the Section entitled Definitions:

Loan Account: An accounting device used to keep a record of loan activity. For each loan, an amount equal to the loan amount is transferred from the Investment Options in which the Individual Account is invested and is credited to the Loan Account. [The Loan Account is then credited with interest at a rate which is not less than the Loan
Interest Rate, less [3.0%], on an annual basis.]

These provisions become effective:

For all loans issued on or after January 1, 2002.
For all loans which provide for reamortization and were issued prior to January 1, 2002, on the first loan anniversary occurring in 2002.

2.	For all loans which are effective on or after January 1, 2002, the following loan provisions apply:

Loan Effective Date: The date the Company's Home Office has received a loan request form and any other required forms in good order. [However, for loan requests received on the 29th, 30th or 31st of any calendar month that are otherwise in good order, the Loan Effective Date will be the first business day of the following month.]

Loan Interest Rate: The interest rate the Company charges on a loan.

Monthly Average Corporates: Moody's Corporate Bond Yield Average-Monthly Average Corporates published by
Moody's Investor Service, or its successor, or a substantially similar average as may be allowed by law or regulation.

Loans: During the Accumulation Phase, loans are granted (1) as permitted under applicable law; (2) subject to the terms and conditions of the loan agreement; and (3) in accordance with the following provisions:

(a) Amount available for loan: The amount available for loan is limited to the vested Individual Account Value attributable to Participant contributions subject to any Plan vesting limits as determined by the Contract
Holder , plus any additional amounts allowed by the Plan as determined by the Contract Holder. Amounts available from some Investment Options may be subject to limitations specified in the loan agreement. To obtain the requested loan amount, these limitations may require a transfer of Funds from certain Investment
Options. A Market Value Adjustment may apply to amounts transferred from the Guaranteed Accumulation
Account (if applicable). The amount, if any, from the Fixed Plus Account II (if applicable) may be subject to a default charge if the Participant defaults on the loan.

For plans subject to ERISA, the minimum loan amount is $1,000. For plans not subject to ERISA, the minimum loan amount is defined in the loan agreement.

A loan is not available from an Individual Account established for employee designated Roth contributions
(“Participant Roth Account”). [The Participant Roth Account is excluded from the calculation of the amount available for loan.] The amount available for a full or partial withdrawal from a Participant Roth Account will not be reduced by any outstanding loan balance.

The maximum loan amount is the lesser of:

(1) Fifty percent (50%) of the vested Individual Account Value, including the amount, if any, in the Loan
Account, reduced by the amount of any outstanding loan balance on the Loan Effective Date; or

(2) Fifty thousand dollars ($50,000) reduced by the highest outstanding loan balance for the preceding 12 months.

The total amount of all outstanding loans cannot exceed $50,000.

E-MMLOAN-10

(b)	Loan Interest Rate:

(1) For plans subject to ERISA: The Company will set a Loan Interest Rate on the first business day of each month. The interest rate will be equal to the Monthly Average Corporates for the calendar month beginning two months before the Loan Interest Rate is effective. The initial interest rate for each loan is the rate for the calendar month in which the Loan Effective Date occurs. The initial interest rate is effective for a period of time not less than three months and not more than one year. The period is specified in the loan agreement. For each subsequent period, the interest rate is adjusted if the new rate is at least 0.5% higher or lower than the current interest rate. The Company will provide written notification of any change to the Loan Interest Rate.

(2) For plans not subject to ERISA: The Loan Interest Rate will not be greater than 8% on an annual basis.

(c)	Loan Repayment: A loan may be repaid as described in the loan agreement, or paid in full at any time.

(d)	Partial Withdrawal(s) While A Loan Is Outstanding: The amount available for partial Withdrawal while a loan is outstanding is equal to the vested Individual Account Value, including the Loan Account, minus 125%
of the outstanding loan balance.

(e)	Full Withdrawal While A Loan Is Outstanding: When a full Withdrawal is requested while a loan is outstanding, one of the following occurs:

(1) If the vested Individual Account Value available for distribution is sufficient to repay (a) the outstanding loan balance plus (b) any applicable Fixed Plus Account II default charge, and (c) any applicable
Withdrawal Charge due on the outstanding loan balance, that amount (the total of (a), (b), and (c))
minus the Loan Account balance, is deducted from the vested Individual Account Value, and the loan is canceled. The outstanding loan balance, if not previously reported, will be reported to the Internal
Revenue Service as a distribution.

(2) If the vested Individual Account Value available for distribution is not sufficient to repay (a) the outstanding loan balance plus (b) any applicable Fixed Plus Account II default charge, and (c) any applicable Withdrawal Charge due on the outstanding loan balance, the Withdrawal amount cannot exceed the vested Individual Account Value, including the Loan Account, minus 125% of the outstanding loan balance and a full Withdrawal cannot be made until the loan is repaid in full.

(f)	Electing An Annuity Option While a Loan Is Outstanding: Before all or any portion of the vested
Individual Account Value is used to purchase Annuity payments, the Participant may repay any outstanding loan balance. Otherwise, the vested Individual Account Value is adjusted to cancel the loan as described in
"Full Withdrawal While A Loan Is Outstanding" above.

(g)	Death Of The Participant While A Loan Is Outstanding: If a death benefit claim is submitted for an
Individual Account with an outstanding loan, the vested Individual Account Value, including the amount of the
Loan Account, is reduced by the amount of the outstanding loan balance before the death benefit amount is determined.

(h)	Loan Default: If the Company does not receive a loan payment when due, the entire outstanding loan balance will be in default, will be reported to the IRS on IRS Form 1099-R for the year that the default occurred and will be treated as follows:

(1) If the amount of the vested Individual Account Value available for distribution is sufficient to repay (a)
the outstanding loan balance plus (b) any applicable Fixed Plus Account II default charge, plus (c) any
Withdrawal Charge due on the outstanding loan balance, that amount is deducted from the vested
Individual Account Value; or

E-MMLOAN-10

2

(2)	If the amount of the vested Individual Account Value available for distribution is not sufficient to repay
(a) the outstanding loan balance plus (b) any applicable Fixed Plus Account II default charge, plus (c)
any Withdrawal Charge due on the outstanding loan balance, the Loan Account will continue to earn interest, and interest will continue to be charged on the defaulted amount until it is repaid in its entirety or until there is a sufficient amount in the Individual Account to repay the total amount due in (a), (b), and (c) above. This will generally be when the Participant reaches age 59 1/2 or separates from service.

(3)	For all loans effective on and after January 1, 2004, we reserve the right not to grant a loan request if the Participant has an outstanding loan in default.

(4)	In the event of a loan default, no amount of the outstanding loan balance, Fixed Plus Account II default charge or Withdrawal Charge due on the outstanding loan balance will be deducted from the
Participant Roth Account.

Endorsed and made a part of the Contract and Certificate, if applicable, on the Effective Date of the Contract and
Certificate.

/s/ Catherine H. Smith

President
ING Life Insurance and Annuity Company

E-MMLOAN-10

3